August 12, 2010

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs:

CHINA INTERACTIVE EDUCATION, INC.

We have read the statements made by China Interactive Education, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company's Current Report on Form 8-K dated August 12, 2010, regarding the change in certifying accountant.

We agree with the statements concerning our firm in such Current Report on Form 8-K

Very truly yours,

Member:	Registered:
American Institute of Certified Public Accountants	Public Company Accounting Oversight Board
California Society of Certified Public Accountants